Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED AUGUST 27, 2014

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 1, 2014

This Supplement contains performance information for July 2014 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated May 1, 2014. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update July 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-1.98%	-6.40%	-7.03%	-10.90%	-4.24%	-6.94%
S&P 500 Total Return Index [2]	-1.38%	5.66%	16.94%	16.84%	16.79%	17.02%
S&P GSCI© Total Return Index [3]	-5.30%	0.12%	-0.34%	-2.40%	2.49%	0.85%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

Despite small gains for US equities in early July, a strong GDP report at month-end sparked fears that the Federal Reserve might tighten monetary policy sooner than expected, causing a sharp sell-off in stocks and bonds, as well as a rally in the US dollar. Meanwhile, European equities were driven down by both tougher sanctions on Russia (hurting regional trade) and the collapse of a large Portuguese bank. In energy, crude oil prices fell for the month as supply disruptions due to the civil war in Iraq proved to be less than anticipated. In agricultural commodities, grain prices fell as record plantings and ideal weather in the US drove expected supply levels higher.

In July, metals and equities were the top performing sectors, as signs of a manufacturing rebound in China spurred rallies in both aluminum and the Hong Kong stock market, helping the Fund’s long positions. Trends in agricultural markets also proved profitable. In foreign exchange markets, the strong surge in the US dollar against major currencies helped the Fund in its short euro position, but this was more than offset by losses from long positions in the Canadian dollar, the Australian dollar and the British pound. Bonds and energy both detracted from performance during the month, as long positions were hurt by price corrections in these two sectors. The Fund closed the month with a net loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | July 2014

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05%	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%	1.17%	1.99%	-2.86%
2014	-3.36%	1.34%	-2.37%	-1.61%	1.65%	-0.14%	-1.98%						-6.40%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update July 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-1.85%	-5.54%	-5.56%	-9.48%	-2.72%	-4.42%
S&P 500 Total Return Index [2]	-1.38%	5.66%	16.94%	16.84%	16.79%	15.25%
S&P GSCI© Total Return Index [3]	-5.30%	0.12%	-0.34%	-2.40%	2.49%	-1.94%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

Despite small gains for US equities in early July, a strong GDP report at month-end sparked fears that the Federal Reserve might tighten monetary policy sooner than expected, causing a sharp sell-off in stocks and bonds, as well as a rally in the US dollar. Meanwhile, European equities were driven down by both tougher sanctions on Russia (hurting regional trade) and the collapse of a large Portuguese bank. In energy, crude oil prices fell for the month as supply disruptions due to the civil war in Iraq proved to be less than anticipated. In agricultural commodities, grain prices fell as record plantings and ideal weather in the US drove expected supply levels higher.

In July, metals and equities were the top performing sectors, as signs of a manufacturing rebound in China spurred rallies in both aluminum and the Hong Kong stock market, helping the Fund’s long positions. Trends in agricultural markets also proved profitable. In foreign exchange markets, the strong surge in the US dollar against major currencies helped the Fund in its short euro position, but this was more than offset by losses from long positions in the Canadian dollar, the Australian dollar and the British pound. Bonds and energy both detracted from performance during the month, as long positions were hurt by price corrections in these two sectors. The Fund closed the month with a net loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | July 2014

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%	1.30%	2.13%	-1.34%
2014	-3.24%	1.47%	-2.24%	-1.48%	1.78%	0.00%	-1.85%						-5.54%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update July 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. C Units

Monthly Commentary	Trading Performance

Despite small gains for US equities in early July, a strong GDP report at month-end sparked fears that the Federal Reserve might tighten monetary policy sooner than expected, causing a sharp sell-off in stocks and bonds, as well as a rally in the US dollar. Meanwhile, European equities were driven down by both tougher sanctions on Russia (hurting regional trade) and the collapse of a large Portuguese bank. In energy, crude oil prices fell for the month as supply disruptions due to the civil war in Iraq proved to be less than anticipated. In agricultural commodities, grain prices fell as record plantings and ideal weather in the US drove expected supply levels higher.

In July, metals and equities were the top performing sectors, as signs of a manufacturing rebound in China spurred rallies in both aluminum and the Hong Kong stock market, helping the Fund’s long positions. Trends in agricultural markets also proved profitable. In foreign exchange markets, the strong surge in the US dollar against major currencies helped the Fund in its short euro position, but this was more than offset by losses from long positions in the Canadian dollar, the Australian dollar and the British pound. Bonds and energy both detracted from performance during the month, as long positions were hurt by price corrections in these two sectors. The Fund closed the month with a net loss.

		Month	YTD	1 Year
	Seneca Global Fund C Units[1]	-1.74%	-4.79%	-4.28%
	S&P 500 Total Return Index[2]	-1.38%	5.66%	16.94%
	S&P GSCI© Total Return Index[3]	-5.30%	0.12%	-0.34%

It is not possible to invest directly in an index.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | July 2014

Series C Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96%	-3.67%	-1.22%	1.90%	1.42%	2.24%	0.01%
2014	-3.13%	1.59%	-2.13%	-1.37%	1.89%	0.11%	-1.74%						-4.79%

*	Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update July 2014
25 Years of Alternative Investments

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	-1.81%	-5.21%	-4.99%	-8.95%	-2.14%	-1.64%
S&P 500 Total Return Index [2]	-1.38%	5.66%	16.94%	16.84%	16.79%	9.54%
S&P GSCI© Total Return Index [3]	-5.30%	0.12%	-0.34%	-2.40%	2.49%	-9.29%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

Despite small gains for US equities in early July, a strong GDP report at month-end sparked fears that the Federal Reserve might tighten monetary policy sooner than expected, causing a sharp sell-off in stocks and bonds, as well as a rally in the US dollar. Meanwhile, European equities were driven down by both tougher sanctions on Russia (hurting regional trade) and the collapse of a large Portuguese bank. In energy, crude oil prices fell for the month as supply disruptions due to the civil war in Iraq proved to be less than anticipated. In agricultural commodities, grain prices fell as record plantings and ideal weather in the US drove expected supply levels higher.

In July, metals and equities were the top performing sectors, as signs of a manufacturing rebound in China spurred rallies in both aluminum and the Hong Kong stock market, helping the Fund’s long positions. Trends in agricultural markets also proved profitable. In foreign exchange markets, the strong surge in the US dollar against major currencies helped the Fund in its short euro position, but this was more than offset by losses from long positions in the Canadian dollar, the Australian dollar and the British pound. Bonds and energy both detracted from performance during the month, as long positions were hurt by price corrections in these two sectors. The Fund closed the month with a net loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | July 2014

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%	1.36%	2.18%	-0.74%
2014	-3.19%	1.52%	-2.19%	-1.43%	1.83%	0.04%	-1.81%						-5.21%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com